Exhibit 99.1

Contacts:

Susan B. Washer

CEO

AGTC Inc.

(386) 462-2204 ext 208

swasher@agtc.com.

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

AGTC AND ICAGEN ANNOUNCE TECHNOLOGY TRANSFER AGREEMENT

ALACHUA, FLORIDA AND RESEARCH TRIANGLE PARK, NC, June 24, 2010 – AGTC, a privately held company, and Icagen, Inc. (NASDAQ: ICGN) today announced the completion of an agreement for the purchase and sale of certain patent rights between the companies. Icagen is transferring its rights to patents relating to the ion channel gene CNGB3, which has been linked to certain disorders of the eye. Under the terms of the agreement, Icagen has assigned ownership of the patents to AGTC, which intends to use the patented technology for gene therapy as a potential treatment for Achromatopisia, a severe form of daytime blindness. Icagen has retained an exclusive license for small molecule therapeutics targeting this gene. Pursuant to the transaction, AGTC will make a $1.0 million payment to Icagen.

“AGTC has an ongoing commitment to development of products in the field of ophthalmology,” stated Sue Washer, President and CEO of AGTC. “Securing this important set of patent rights puts the Company in an excellent position to move a treatment for Achromatopsia to the clinic.”

About Achromatopsia

Achromatopsia is an inherited condition that presents at birth with impaired visual acuity, lack of color discrimination and extreme light sensitivity resulting in daytime blindness. There is no specific treatment for Achromatopsia, although deep red tinted spectacles or contact lenses can reduce symptoms of light sensitivity. Approximately 22,000 patients in the US and Europe suffer from this disease. Previous research has shown promising signs of efficacy in dog models of Achromatopsia.

About AGTC

AGTC is focused on the research and development of novel therapeutics for patients with unmet medical needs utilizing AGTC’s proprietary, non-pathogenic adeno-associated virus (AAV) delivery system. AGTC has demonstrated that this system can be used to deliver a normal form of a gene in both animals and humans, thus allowing their own body to produce sustained therapeutic levels of important biologics. The Company’s most advanced programs in development are treatments for Alpha-1 antitrypsin deficiency, a disease causing a progressive loss of lung function, and Leber’s Congenital Amaurosis, an inherited condition causing early blindness. Both utilize AGTC’s proprietary AAV system and production methods. AGTC has licensed a significant portion of its intellectual property from the University of Florida where researchers originated this ground-breaking work and has received significant financing from some of the world’s leading venture capital firms: InterWest Partners, Intersouth Partners and MedImmune Ventures. For more information see www.agtc.com.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-Q, filed with the SEC on May 10, 2010. These risk factors include risks as to the Company’s lack of liquidity and substantial doubt about the Company’s ability to continue as a “going concern;” the Company’s ability to raise additional funding; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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